Exhibit C-469

                   AMENDMENT TO SEVERANCE PROTECTION AGREEMENT

          WHEREAS, GPU, Inc. and GPU Service, Inc. (collectively "GPU") and Fred
D. Hafer ("Executive") have entered into a Severance Protection Agreement, dated November 5, 1998, and amended August 8, 2000, by and among GPU and the Executive, ("the Agreement"); and WHEREAS, FirstEnergy Corp. ("FE") has merged with GPU; and

         WHEREAS, FE has assumed the obligations stated in the Agreement on the date on which the merger between FE and GPU became effective ("Effective Time"), and

         WHEREAS, FE and Executive wish to amend the terms of the Agreement to include terms of employment between Executive and FE after the Effective Time and a covenant by which Executive agrees not to compete with FE following termination of Executive's employment;

         NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, effective as of the Effective Time, it is agreed as follows:

1. The following new paragraphs shall be inserted as paragraphs 8A, 8B, 8C and 8D in the Agreement:

         8A. Payments on Account of Merger. FE and Executive agree that
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Executive is entitled to terminate his employment with GPU, Inc. for Good
Reason, and they have further agreed that Executive will receive all of the benefits and compensation identified in section 2 of this Agreement, except as specifically provided below in this Section 8A. Executive and Company are deemed to have complied with the notice requirement of section 3. The provisions of section 8B do not result in a transfer of employment subject to section 5.

             (a)      Executive will not receive a Pro Rata Bonus pursuant to
section 2(b)(1) of this Agreement.

             (b) Executive will not receive any amounts pursuant to section 2(b)(2) of this Agreement.

             (c) The Continuation Period specified in section 2(b)(3) of this Agreement will commence at the end of the Employment Term (as defined in section 8B of this Agreement).

             (d) Executive will not receive any amounts pursuant to section 2(b)(4) of this Agreement.

             (e) FE previously consented to an amendment of the Senior Executive Life Insurance Program agreement between GPU and Executive to prevent the release of the collateral assignment on account of the merger between GPU and FE. FE further agrees, notwithstanding any provision in any other agreement to the contrary, that it will from time to time improve or enhance Executive's split dollar life insurance policy in any manner that FE determines appropriate (including without limitation, paying additional premiums or agreeing to delay the date on which the total company premiums, as defined in the Split Dollar Agreement, are


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required to be repaid), as long as, upon termination of the Split Dollar
Agreement for any reason including Executive's death, the value of the policy (or projected value in the case of termination prior to death) is sufficient to provide the policy beneficiaries a death benefit equal three times Executive's final salary. The value or projected value of the policy at its termination shall be determined after repayment of any amounts due GPU, FE, or any affiliate of any of them and shall be based on the insurance company earnings crediting and other assumptions at the time of termination of the Split Dollar Agreement.

             (f) Executive waives his rights to have any benefits funded under the GPU Executives' Benefits Protection Trust. FE agrees that after Executive's deferred compensation accounts, including any deferred cash account received in accordance with section 2.02(h)(ii) of the Merger agreement, are transferred to the FE Deferred Compensation Plan, they shall be credited with interest equivalents in the same manner as Retirement Accounts are credited under the FE Deferred Compensation Plan, currently Moody's, as defined in section 3.3(a) of the FE Deferred Compensation Plan, plus three (3) percentage points. Executive's distribution elections and beneficiary designations made under GPU's qualified and non-qualified pension and retirement plans, programs, policies and arrangements shall control the distribution of Executive's benefits under the FE Deferred Compensation Plan unless and until new elections and designations are made in accordance with the provisions of the FE Deferred Compensation Plan.

         8B. Employment Agreement. For the period from Effective Time until May
             --------------------
31, 2002 (the "Employment Term"), Executive will be the Chairman of the Board and an officer of FE. Executive's duties and responsibilities during the Employment Term will be commensurate with those customarily performed, undertaken and exercised by persons situated in a similar executive capacity. Executive's principal places of business shall be in Morristown, New Jersey and Reading, Pennsylvania.

             During the Employment Term, excluding periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote such portion of his business time and attention to the business and affairs of the Company as may be necessary to fulfill his responsibilities hereunder, provided that the Executive may (i) serve on corporate, civic or charitable boards or committees; (ii) manage personal investments; and (iii) deliver lectures and teach at educational institutions, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities hereunder.

             In consideration of the performance by the Executive of the Executive's obligations during the Employment Term (including any services by the Executive as an officer, director, employee or member of any committee of any Affiliate of the Company, or otherwise on behalf of the Company), the Executive shall be compensated as follows:

             (a) Retention. Executive will receive a retention incentive of
                 ---------
$800,000 upon signing of this agreement as consideration for agreeing to remain employed with FE during the Employment Term. Executive shall be entitled to severance benefits in accordance with a Special Severance Agreement, a form of which is attached, as further inducement to remain an employee of



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FE in the event of a Change of Control (as defined in the Special Severance
Agreement) during the Employment Term. Executive elects to defer the retention incentive amount in accordance with the FE Executive Deferred Compensation Plan.

             (b) Base Salary.  Executive will receive a base salary (the "Base
                 -----------
Salary") at an annual rate of $750,000, which will be payable in accordance with FE's normal payroll practices.

             (c) Annual Bonus. Executive will be eligible to receive a
                 ------------
target annual incentive bonus for 2002 under FE's Executive Incentive Compensation Plan ("Incentive Plan") (or any successor plan) on the same terms and conditions as other senior executives of FE.

             (d) Employment Benefits. Except for the FE Executive
                 -------------------
Supplemental Life Insurance Program, Executive will be entitled to participate in all executive and employee welfare benefit plans, programs, policies and arrangements sponsored, maintained or contributed to by FE on the same level as other senior executive officers of FE, subject to the terms and conditions of such plans; provided that such benefit plans, programs, policies and arrangements will provide benefits at least as favorable to those provided to Executive by GPU immediately prior to the Effective Time, including, without limitation, continuation of Executive's split-dollar life insurance program, executive medical and dental benefits, prescription drug benefits, disability benefits and accidental death and travel insurance. Executive agrees that these benefits may be provided by continued participation in GPU welfare benefit plans during 2002. FE agrees that Executive shall continue to participate in the GPU executive medical during the employment term.

             (e) Pension Benefits. During the Employment Term, Executive
                 ----------------
will continue to participate in, and at the end of the Employment Term will be eligible to retire under, any and all of GPU's qualified and non-qualified pension and retirement plans, programs, policies and arrangements (collectively, "Retirement Plans") as they related to GPU's senior executive officers prior to the Effective Time. For purposes of determining the amount of Executive's pension, Executive's service with GPU and its affiliates prior to the Effective Time will include the additional 5 years of age and service added to Executive's actual years of age and service under the applicable GPU plans; and Executive's compensation for 2001 will include $660,000 representing the annual bonus to which Executive would have been entitled on account of 2001, but for this amendment. FE agrees that Executive (or his beneficiary, in the event of Executive's death prior to payment) will be entitled to receive his entire accrued non-qualified pension from the GPU non-qualified pension plans, which shall not be less than $8,164,895, in a single lump sum within 5 business days following the end of the Employment Term for any reason.

             (f) Expenses. Executive will be entitled to reimbursement of
                 --------
all business, travel and entertainment expenses incurred by Executive on behalf of FE in the course of the performance of Executive's duties hereunder. Such expenses will be reimbursed in accordance with the travel policy applicable to Executive prior to the Effective Time. Executive will also be entitled to receive reimbursements under FE's relocation plans or programs as in effect from time to time as it relates to FE's senior executive officers, including reimbursement for temporary housing, if any.



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             (g) Vacations. Executive will be entitled to vacation in each
                 ---------
calendar year in accordance with FE's policy in effect from time to time as it relates to FE's senior executive officers, but in no event less than 25 days per year.

             (h) Miscellaneous. Executive will be entitled to (i) the use
                 -------------
of a company automobile in accordance with FE's automobile policy as it relates to FE's senior executive officers from time to time, and (ii) for a period of three years following the Employment Term, continuation of both the financial planning benefits and the tax gross-up payments for such financial planning benefits to which Executive was entitled immediately prior to the Effective Time.

         8C. Consulting Agreement.
             --------------------

             (a) Term. FE shall retain the Executive as, and the Executive
                 ----
shall serve FE as, an independent consultant for a period of one year from the end of the Employment Term, unless terminated sooner as hereinafter provided (the "Consulting Term").

             (b) Duties. During the Consulting Term, the Executive shall
                 ------
render to FE such advisory and consulting services commensurate with his status and position as reasonably requested by FE's CEO from time to time; provided, however, that the Executive will not be required to devote more than 20 hours in any calendar month, to the performance of such services during the Consulting Term. In this regard, FE shall provide the Executive reasonable notice of such consulting obligations and the Executive shall have the right to reschedule commitments to FE to accommodate the requirements of his other outside interests. During the Consulting Term, FE shall provide the Executive with administrative support services as required. Such consulting services shall be rendered on a non-exclusive basis and the Executive shall have the right during the Consulting Term to perform consulting services or services as an employee, officer or director for such other entities or persons as he shall desire; provided that such services do not cause the Executive to violate the covenants contained in section 8D(a) of this Agreement.

             (c) Compensation. In consideration of the performance by the
                 ------------
Executive of the Executive's obligations during the Consulting Term (including any services for FE, its affiliates or otherwise), FE shall, during the Consulting Term, pay the Executive $600,000 (the "Consulting Fees"). The Consulting Fees shall be payable within 5 business days following the commencement of the Consulting Term.

             (d) Expenses. The Executive will be entitled to reimbursement
                 --------
of all reasonable travel and entertainment expenses incurred by him on behalf of FE in the course of the performance of his duties during the Consulting Term. Such expenses will be reimbursed in accordance with the travel policy applicable to Executive prior to the Effective Time.

             (e) Termination of Consulting Term. The Executive shall cease
                 ------------------------------
to serve as a consultant to FE and the Consulting Term shall terminate upon the expiration of the Consulting Term, or earlier, upon the occurrence of the following events: (1) Executive's death or Disability; or (2) the termination of the Executive's service as a consultant by FE for any reason.



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             (f) Effect of Termination of Consulting Term. In the event of
                 ----------------------------------------
termination of the Consulting Term for any reason and at any time whether before or after the end of the Employment Term, FE shall pay the Executive or his estate, as the case may be, any unpaid Compensation described in subsection (c), above, in a lump sum within 30 days following the termination of the Consulting Term.

         8D. Covenant Not to Compete.
             -----------------------

             (a) Prohibitions. Commencing at the end of the Employment Term
                 ------------
and for a period of one year thereafter, Executive shall be permitted to engage in any business and perform services for his own account provided that such business and services shall not be in direct competition with, or be for a company that is in direct competition with, FE or its affiliates or subsidiaries. Executive further expressly covenants and agrees that he will not at any time during the one-year period himself or on behalf of any other person, firm, association, or other entities do any of the following:

                (i) Participate or engage, by virtue of being employed or otherwise, directly or indirectly,in the business of selling, servicing, and/or manufacturing products, supplies or services of the kind, nature or description of those sold by FE;

                (ii) Directly participate or engage, on the behalf of other parties, in the purchase of products, supplies or services of the kind, nature or description of those sold by FE,

                (iii) Solicit, divert, take away or attempt to take away any of FE's Customers or the business or patronage of any such Customers of FE;

                (iv) Solicit, entice, lure, employ or endeavor to employ any of FE's employees;

                (v) Divulge to others or use for his own benefit any confidential information obtained during the course of his employment with FE relative to sales, services, processes, methods, machines, manufacturers, compositions, ideas, improvements, patents, trademarks, or inventions belonging to or relating to the affairs of FE; and

                (vi) Divulge to others or use to his own benefit any trade secrets belonging to FE obtained during the course of his employment or that he became aware of as a consequence of his employment.

The term "Customer" shall mean any person, firm, association, corporation or other entity to which Executive or FE has sold the FE's products or services within the 24 month period immediately preceding the end of the Employment Term or that FE is in the process of selling its products or services, or to which Executive or FE has submitted a bid, or is in the process of submitting a bid to sell FE's products or services.



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             (b) Consideration. As consideration for agreeing to the above
                 -------------
restrictions, FE shall pay Executive an amount equal to the sum of $5,322,000 to be paid as follows: (i) $500,000 upon signing of this amendment; (ii) $500,000 no later than January 31, 2002; and (iii) $4,322,000 upon the earlier of May 31, 2003 or the termination of the Consulting Term for any reason and at any time whether on or before May 31, 2003.

             (c) Effect of Death. In the event of Executive's death at any
                 ---------------
time whether before, during or after the Consulting Term, FE shall pay Executive's estate any unpaid Consideration described in subsection (b), above, in a lump sum within 30 days following Executive's death.


2.       The first 2 lines of section 15.6 are amended to read as follows:

         A "Change in Control" shall mean the occurrence on or before the Effective Time of:"



So Agreed:                                   Date:



---------------------------                  ------------------------------
Fred D. Hafer


For FirstEnergy Corp.                        Date:



--------------------------                   ------------------------------
President